Ziegler, Ziegler & Associates LLP

Counselors at Law

570 Lexington Avenue, Suite 2405

New York, New York 10022

(212) 319-7600

Telecopier (212) 319-7605

September 17, 2024

JPMorgan Chase Bank, N.A., as Depositary

383 Madison Avenue, Floor 11

New York, New York 10179

American Depositary Shares

evidenced by American Depositary Receipts

for deposited shares of common stock of

Nidec Corporation

Dear Sirs:

We have acted as counsel to JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), in connection with the Registration Statement on Form F-6 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act of 1933”), by the legal entity created by the Deposit Agreement (as defined below) and Nidec Corporation, a corporation organized under the laws of Japan (the “Company”) with respect to the specified number of American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs"), each ADS representing, subject to the provisions of the Deposit Agreement and the ADRs, the right to receive one-quarter of one share of common stock (“Shares”) of the Company. The ADSs will be issued pursuant to the terms and conditions of the Third Amended and Restated Deposit Agreement among the Company, the Depositary and all Holders and Beneficial Owners from time to time of ADRs issued thereunder (as amended, the “Deposit Agreement”). The Deposit Agreement is being incorporated by reference as exhibits (a) to the Registration Statement. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Deposit Agreement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents as we considered necessary or appropriate to enable us to render this opinion, including but not limited to the Registration Statement, the Deposit Agreement and the form of ADR included as Exhibit A to the Deposit Agreement, as well as such other corporate records, certificates and instruments as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

Nothing contained herein or in any document referred to herein is intended by this firm to be used, and the addressees hereof cannot use anything contained herein or in any document referred to herein, as tax advice.

Based upon and subject to the foregoing, we are of the opinion that the ADSs covered by the Registration Statement, when evidenced by ADRs that are duly executed and delivered by the Depositary (as defined in the Deposit Agreement) and issued in accordance with the terms of the Deposit Agreement, will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and those ADRs.

The foregoing opinion is limited to the internal laws of the State of New York as in effect on the date of this letter, and we are expressing no opinion as to the applicability of the laws of any other jurisdiction or the effect of any such laws on the foregoing opinion.

We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended and the rules and regulations thereunder.

Very truly yours,

/s/ Ziegler, Ziegler & Associates LLP